ITEM 77 C (v)
A Special Meeting of Shareholders of Riggs Short Term
Tax Free Bond Fund, a portfolio of Riggs Funds,
was held on September 25, 2003.  The following items,
which are required to be reported under this SUB-
ITEM 77C, were voted on at the meeting:
To approve or disapprove a proposed Agreement and
Plan of Reorganization pursuant to which
Federated Short-Term Municipal Trust would acquire
all of the assets of Riggs Short Term Tax
Free Bond Fund in exchange for Institutional Service Shares
of Federated Short-Term Municipal
Trust to be distributed pro rata by Riggs Short Term Tax
Free Bond Fund to its shareholders, in
complete liquidation and termination of Riggs Short Term
Tax Free Bond Fund.
         Shares voted affirmatively ........3,620,235.840
	Shares voted negatively ........    61,623.000
	Shares abstaining ..............       .000

The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange
Commission on August 21, 2003, and is incorporated by reference. (File No. 811-4017)